Exhibit 18.1
August 8, 2011
Board of Directors
Oxford Resource Partners, LP
41 South High Street
Columbus, Ohio 43215
Dear Directors:
We are providing this letter solely for inclusion as an exhibit to Oxford Resource Partners, LP (the “Partnership”) Form 10-Q filing pursuant to Item 601 of Regulation S-K.
As stated in Note 6 to the unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, the Partnership changed its accounting for asset retirement obligations. Note 6 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because it provides a more precise estimate and is more comparable with industry practice.
With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.
Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Partnership’s circumstances.
We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Partnership’s Form 10-Q. We also have not audited any consolidated financial statements of the Partnership as of any date or for any period subsequent to December 31, 2010. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.
Very truly yours,
/s/ GRANT THORNTON LLP